EXHIBIT 99.1

RED ROBIN GOURMET BURGERS, INC. ANNOUNCES TWO ADDITIONAL REFRANCHISING

AGREEMENTS

Red Robin Announces the Sale of 86 Restaurants for $72.5 million to Support “First Choice Plan”

ENGLEWOOD, Colo., June 15, 2026 -- Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced it has entered into two separate refranchising agreements with experienced multi-unit restaurant operators for the sale of 86 company-owned units for $72.5 million. These units will continue operating under the same Red Robin brand guests love and trust.

Under the terms of the agreements and following closing, the new franchisees will acquire and operate restaurants in the following markets:

•	Op Burgers, LLC will acquire 69 units based in Kentucky, Indiana, Maryland, Ohio, North Carolina, Pennsylvania, South Carolina and Virginia for $62.5 million.
•	Kuber Oregon, LLC and Kuber Washington, LLC (“Kuber”) will acquire 17 units based in Oregon and Washington for $10 million.

These transactions follow the recent announcement of a refranchise transaction of 30 locations to Evergreen Dining, LLC announced on May 28, 2026. Together, these three transactions (which remain subject to customary due diligence, adjustments, and closing conditions) represent a combined transaction value of approximately $96 million. The Company intends to use the net proceeds from these transactions to pay down outstanding debt and execute on the refinancing priorities outlined in its “First Choice Plan.”

Dave Pace, Red Robin's President and Chief Executive Officer said, “Strengthening our financial foundation remains a key priority for the Red Robin team and these transactions are a major step forward toward achieving our goal. Our partnerships with Op Burgers and Kuber introduce experienced operators into the Red Robin system. These teams bring proven track records of delivering exceptional guest experiences and the demonstrated ability to grow into the future.”

Pace continued, “These new partnerships with Op Burgers, Kuber, and Evergreen Dining will provide Red Robin with the financial flexibility needed to reduce debt, support our refinancing objectives and accelerate investment system-wide. I look forward to what we will accomplish together for the benefit of our guests, team members and investors.”

Op Burgers said, “We have long been impressed by Red Robin’s commitment to great food and great service. We look forward to partnering with the dedicated team members at each location to strengthen and expand their position as the First Choice in these communities.”

Kuber said, “Sharing meals is the best way to bring people together. We have always admired Red Robin’s commitment to fostering the community spirit at each of its restaurants. We are excited to work together with these talented teams to welcome even more guests to these Pacific Northwest locations.”

These transactions are expected to close in the second half of 2026, subject to customary due diligence, adjustments, and closing conditions. Further details are available in the Company’s Form 8-K to be filed with the Securities and Exchange Commission. The Company expects to update guidance following the close of these transactions.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

About Op Burgers

Op Burgers is a portfolio company of Alexandrite Management, a special situations private investment firm focused on building and growing enduring, profitable companies. Op Burgers’ management team are experienced multi-unit restaurant operators who are highly familiar with the restaurant and franchisee landscapes in these regions.

About Kuber

Kuber Management team is led by Aman Sharma, a seasoned franchise operator with a proven track record in the hospitality, travel center, and food service sectors. He possesses extensive experience in establishing and scaling multiple brands and businesses from inception in multiple states.

Forward-Looking Statements

Forward-looking statements in this press release regarding the transactions, including the anticipated timing and completion of the transactions; the Company’s intended use of proceeds; the operation of the restaurants as franchised locations following closing; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “could,” “should,” “will,” “outlook,” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the possibility that conditions to the closing of the transactions are not satisfied on a timely basis or at all; the possibility of changes in the anticipated timing for closing the transactions; the Company’s ability to successfully complete tactical refranchising initiatives and on favorable terms; the possibility that the Company may not fully realize the projected benefits of the transactions, including the amount and anticipated use of proceeds; business disruption during the pendency of or following the transactions; the impact of the transactions on the Company’s relationships with employees, franchisees, suppliers, landlords, and other third parties; the ability to extend or refinance maturing indebtedness; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the ability to service debt and comply with credit facility covenants; costs associated with lease obligations, including potential contingent lease liability; changes in consumer behavior or preference; geographic concentration in the Western United States; and actions taken by franchisees that could harm the Company’s business or reputation. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements and risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Investor Contact RRGB

investor@redrobin.com

Media Contact RRGB

media@redrobin.com

OR

Devin Broda / Caroline Roseman

ICR

Devin.Broda@icrinc.com / Caroline.Roseman@icrinc.com